Exhibit 10.51
409A AMENDMENT TO
EMPLOYMENT AGREEMENT OF DR. DAVID CHAPLIN
     WHEREAS, OXiGENE, Inc. (“OXiGENE”) and Dr. David Chaplin (“Executive”) entered into an employment agreement as of April 1, 2001 as amended (the “Agreement”);
     WHEREAS, OXiGENE and Executive desire to further amend the Agreement to comply with Internal Revenue Code Section 409A; and
     WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
     NOW THEREFORE, the Agreement is hereby amended as follows.
     1. The last sentence of Section 6.1 is amended in its entirety as follows:
“If Executive terminates his employment following a material breach of the Agreement by OXiGENE, which breach remains uncured thirty (30) days after written notice thereof is received by OXiGENE (a “Termination with Good Reason”), Executive shall be treated as if his employment was terminated by OXiGENE.”
     2. Section 6.1 is further amended by adding the following sentence at the end thereof:
“For purposes of this Agreement, Good Reason must also meet the requirements for a good reason termination in accordance with Treasury Regulation §1.409A-1(n)(2), and any successor statute, regulation and guidance thereto.”
     3. The first phrase of Section 6.2 is amended as follows:
“6.2 If Executive’s employment is terminated by OXiGENE other than for Cause (as defined below) or in the event of a Termination with Good Reason, then OXiGENE shall provide to Executive within sixty (60) days of Executive’s termination of employment:”
     4. The last sentence of Section 6.3 is amended in its entirety as follows:

“Upon such termination, Executive shall be entitled to receive a lump sum cash payment within sixty (60) days after the Termination Date an amount equal to the Unpaid Salary.”
     3. Section 6.3(a) is amended by adding the following sentence at the end thereof:
“Payments under this Section 6.3(a) will be made within sixty (60) days of the Termination Date.”
     5. Section 8B is amended by adding the following sentence at the end thereof:
“Reimbursements under this Section 8B will be paid within sixty (60) days from the date it is determined that Executive is entitled to payment under this Section 8B.”
6.	The following new Section 17 shall be added to the Agreement:
“17. Compliance with Code Section 409A
(a) If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, or any successor statute, regulation and guidance thereto (“Code Section 409A”), any termination of employment triggering payment of such benefits must constitute a “separation from service” under Code Section 409A before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.
(b) It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither OXiGENE nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.
(c) Any reimbursements or direct payment of Executive’s expenses subject to Code Section 409A shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by the Executive. Any reimbursement or right to direct payment of Executive’s expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of Executive’s expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A(a)(1). Any provision inconsistent with Code Section 409A will be read out of the Agreement. For purposes of clarification, this Section 17(d) shall be a rule of construction and interpretation and nothing in this Section 17(d) shall cause a forfeiture of benefits on the part of the Executive.
(e) Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Code Section 409A, and if the Executive is a “Specified Employee” (as defined under Code Section 409A) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Code Section 409A, the payment of benefits, if any, scheduled to be paid by Company to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since the Executive’s termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 17(e) shall be paid in a lump sum after six (6) months have elapsed since the Executive’s termination of employment. Any other payments will be made according to the schedule provided for herein.”
     7. Except as specifically modified herein, the terms of the Agreement, and all terms and conditions of your employment with OXiGENE shall remain in full force and effect.
     IN WITNESS WHEREOF, each of the parties has caused this 409A Amendment to be executed as of December 30, 2008.

Executive:	OXiGENE, Inc.

/s/ David J. Chaplin Dr. David J. Chaplin	/s/ John A. Kollins By: John A. Kollins, CEO